Exhibit 99

Gray

Television, Inc.

NEWS RELEASE

Gray Reports Operating Results

For the Three-Month and Nine-Month Periods Ended September 30, 2011

Atlanta, Georgia – November 4, 2011. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results from operations for the three-month period (the “third quarter of 2011”) and nine-month period ended September 30, 2011 as compared to the three-month period (the “third quarter of 2010”) and nine-month period ended September 30, 2010.

Highlights:

For the third quarter of 2011, our revenue, broadcast expense and corporate and administrative expense were as follows:

	Three Months Ended September 30,
	2011	2010	% Change
	(in thousands except for percentages)
Revenue (less agency commissions)	$76,518	$85,345	(10)%

Operating expenses (before depreciation, amortization and gain on disposal of assets):
Broadcast	$48,678	$49,796	(2)%

Corporate and administrative	$4,089	$3,369	21%

We are pleased with our operating results for the third quarter of 2011. Our total revenue decreased in the third quarter of 2011 when compared to the third quarter of 2010 primarily due to a decrease in political advertising revenue of $10.8 million. 2011 is an “off year” in the two-year political election cycle and, as a result, we anticipate significantly less political revenue in 2011.

For the third quarter of 2011, our operating results were consistent with or exceeded our estimates, which were publicly disclosed on August 8, 2011. Our actual total revenue exceeded our estimates, our actual broadcast expense was below our estimated range and our actual corporate expense was within our estimated range.

Comments on Results of Operations for the Three-Month Period Ended September 30, 2011:

Revenue.

Total revenue decreased $8.8 million, or 10%, to $76.5 million for the third quarter of 2011 compared to the third quarter of 2010 due primarily to decreased political and national advertising revenue, partially offset by increased local and internet advertising revenue and retransmission consent revenue. Political advertising revenue decreased due to decreased advertising from political candidates and special interest groups in the “off year” of the two-year election cycle. Local and internet advertising revenue increased due to increased spending by advertisers in a modestly improving economic environment while national advertising revenue suffered somewhat from decreased advertising spending by supermarket, financial/insurance and entertainment customers. Retransmission consent revenue increased due to an increase in the number of subscribers and improved terms of our retransmission contracts in the third quarter of 2011 compared to the third quarter of 2010. We continued to earn base consulting revenue from our agreement with Young Broadcasting, Inc. (“Young”).

4370 Peachtree Road NE * Atlanta ,GA 30319

(404) 504-9828 * (404) 261-9607

The principal types of our revenue, and period over period changes therein, were as follows:

Local advertising revenue increased $0.4 million, or 1%, to $44.7 million.

National advertising revenue decreased $0.5 million, or 4%, to $13.8 million.

Internet advertising revenue increased $1.9 million, or 57%, to $5.2 million.

Political advertising revenue decreased $10.8 million, or 67%, to $5.2 million.

Retransmission consent revenue increased $0.5 million, or 11%, to $5.2 million.

Production and other revenue decreased $0.3 million, or 17%, to $1.7 million.

Consulting revenue from our agreement with Young remained at $0.6 million.

Our five largest local and national advertising categories on a combined local and national basis by customer type for the third quarter of 2011 demonstrated the following changes during the period compared to the third quarter of 2010: automotive increased 5%; restaurant increased 3%; medical increased 7%; communications increased 7%; and furniture and appliances increased 9%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and gain on disposal of assets) decreased $1.1 million, or 2%, to $48.7 million in the third quarter of 2011 compared to the third quarter of 2010 due primarily to decreases in compensation expense of $0.5 million and non-compensation expense of $0.6 million. Compensation expense decreased primarily due to decreased payroll expense of $1.3 million, partially offset by an increase in employee healthcare expenses of $0.6 million. The decrease in payroll expense was due primarily to reduced incentive compensation expense. Healthcare expenses increased due to increased claims activity. Non-compensation expense decreased primarily due to decreases in syndicated programming expense and national sales commission expense related to the reduction in political and national advertising revenue. As of September 30, 2011 and 2010, we employed 2,088 and 2,164 employees, respectively, in our broadcast operations.

Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.7 million, or 21%, to $4.1 million in the third quarter of 2011 compared to the third quarter of 2010. The increase was due primarily to an increase in non-compensation expense of $1.0 million, partially offset by a decrease in compensation expense of $0.3 million. Compensation expense decreased primarily due to a decrease in bonus compensation expense. We recorded non-cash stock-based compensation expense during the third quarter of 2011 and the third quarter of 2010 of $34,000 and $57,000, respectively. Non-cash stock-based compensation expense decreased primarily due to the majority of our outstanding stock options becoming fully vested in 2010. We amortize the expense of our stock options over their vesting period.

Comments on Results of Operations for the Nine-Month Period Ended September 30, 2011:

Revenue.

Total revenue decreased $9.0 million, or 4%, to $222.5 million for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010 due primarily to decreased political and national advertising revenue, partially offset by increased local and internet advertising revenue and retransmission consent revenue. Political advertising revenue reflected decreased advertising from political candidates and special interest groups during the “off year” of the two-year political advertising cycle. Local and internet advertising revenue increased due to increased spending by advertisers in a modestly improving economic environment. National advertising revenue decreased primarily due to the change in the broadcast

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2011                                    Page 2 of 10

network carrying the Super Bowl in 2011 to FOX from CBS and the lack of Olympic Games coverage in 2011. These events did not have as large a negative effect upon our local and internet advertising revenue as they did on our national advertising revenue and, as a result, we were able to grow our local and internet advertising revenue. Net advertising revenue associated with the broadcast of the 2011 Super Bowl on our one primary FOX-affiliated channel and four secondary digital FOX-affiliated channels approximated $0.2 million, which was a decrease from our approximately $0.9 million earned in 2010 on our seventeen CBS-affiliated channels. In addition, results in the nine-month period ended September 30, 2010 benefited from approximately $2.8 million of net revenue earned from the broadcast of the 2010 Winter Olympic Games on our NBC-affiliated channels. There was no corresponding broadcast of Olympic Games during the nine-month period ended September 30, 2011. Retransmission consent revenue increased due to an increase in subscribers and improved terms in our retransmission contracts for the nine-month period ended September 30, 2011 compared to the nine-month period ended September 30, 2010. We continued to earn base consulting revenue from our agreement with Young in the nine-month period ended September 30, 2011.

The principal types of our revenue, and period over period changes therein, were as follows:

Local advertising revenue increased $2.6 million, or 2%, to $136.3 million.

National advertising revenue decreased $1.8 million, or 4%, to $40.2 million.

Internet advertising revenue increased $4.8 million, or 50%, to $14.3 million.

Political advertising revenue decreased $15.5 million, or 63%, to $8.9 million.

Retransmission consent revenue increased $1.3 million, or 9%, to $15.3 million.

Production and other revenue decreased $0.5 million, or 9%, to $5.3 million.

Consulting revenue from our agreement with Young remained at $1.7 million.

Our five largest local and national advertising categories on a combined local and national basis by customer type for the nine-month period ended September 30, 2011 demonstrated the following changes during the period compared to the nine-month period ended September 30, 2010: automotive increased 2%; restaurant increased 2%; medical increased 9%; communications increased 5%; and furniture and appliances increased 7%.

Operating expenses.

Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $1.3 million, or 1%, to $144.8 million. This increase was primarily due to an increase in compensation expense of $2.0 million, partially offset by a decrease in non-compensation expense of $0.7 million. Compensation expense increased primarily due to an increase in healthcare expense of $1.0 million due to increased claims activity. Non-compensation expense decreased primarily due to decreases in syndicated programming expense and national sales commission expense related to the reduction in political and national advertising revenue.

Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) increased $0.4 million, or 4%, to $10.5 million. The increase was due primarily to an increase in non-compensation expense of $1.3 million, partially offset by a decrease in compensation expense of $0.9 million. Compensation expense decreased primarily due to a decrease in bonus compensation expense. The decrease in bonus compensation expense was due primarily to $1.05 million in bonus compensation for certain executive officers in the nine-month period ended September 30, 2010. We recorded non-cash stock-based compensation expense during the nine-month periods ended September 30, 2011 and 2010 of $102,000 and $274,000, respectively. Non-cash stock-based compensation expense decreased primarily due to the majority of our outstanding stock options becoming fully vested in 2010. We amortize the expense of our stock options over their vesting period.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2011                                    Page 3 of 10

Detailed table of operating results:

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for per share data)

	Three Months Ended
	September 30,
	2011	2010
Revenue (less agency commissions)	$76,518	$85,345
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	48,678	49,796
Corporate and administrative	4,089	3,369
Depreciation	6,530	7,495
Amortization of intangible assets	29	120
Gain on disposals of assets, net	(1,030)	(85)

	58,296	60,695

Operating income	18,222	24,650
Other (expense) income:
Miscellaneous expense, net	—	(15)
Interest expense	(15,165)	(16,671)

Income before income tax	3,057	7,964
Income tax expense	1,073	2,456

Net income	1,984	5,508
Preferred stock dividends (includes accretion of issuance cost of $425 and $118, respectively)	1,957	1,789

Net income available to common stockholders	$27	$3,719

Basic per share information:
Net income available to common stockholders	$—	$0.07

Weighted-average shares outstanding	57,118	57,071

Diluted per share information:
Net income available to common stockholders	$—	$0.07

Weighted-average shares outstanding	57,118	57,072

Political advertising revenue (less agency commissions)	$5,243	$16,042

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2011                                    Page 4 of 10

Gray Television, Inc.

Selected Operating Data (Unaudited)

(in thousands except for per share data)

	Nine Months Ended September 30,
	2011	2010
Revenue (less agency commissions)	$222,461	$231,463
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	144,787	143,455
Corporate and administrative	10,529	10,128
Depreciation	20,166	23,401
Amortization of intangible assets	97	362
Gain on disposals of assets, net	(1,874)	(609)

	173,705	176,737

Operating income	48,756	54,726
Other income (expense):
Miscellaneous income, net	3	43
Interest expense	(46,508)	(53,713)
Loss on early extinguishment of debt	—	(349)

Income before income taxes	2,251	707
Income tax expense (benefit)	791	(592)

Net income	1,460	1,299
Preferred stock dividends (includes accretion of issuance cost of $661 and $4,371, respectively)	5,534	12,793

Net loss available to common stockholders	$(4,074)	$(11,494)

Basic and diluted per share information:
Net loss available to common stockholders	$(0.07)	$(0.22)

Weighted-average shares outstanding	57,115	53,394

Political advertising revenue (less agency commissions)	$8,940	$24,413

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2011                                    Page 5 of 10

Internet Initiatives:

We continue to expand our internet initiatives in each of our markets. We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites resulting from our on-air promotion of our websites. Our website page view data for the three-month and nine-month periods ended September 30, 2011 compared to the three-month and nine-month periods ended September 30, 2010 is as follows:

Gray Websites - Aggregate Page Views

	$0000.00	$0000.00	$0000.00
	Three Months Ended September 30,
	2011	2010	% Change
	(in millions, except percentages)
Advertising impressions generated	918.3	613.8	50%
Total page views (including mobile page views)	280.0	198.9	41%

	$0000.00	$0000.00	$0000.00
	Nine Months Ended September 30,
	2011	2010	% Change
	(in millions, except percentages)
Advertising impressions generated	2,445.7	1,904.9	28%
Total page views (including mobile page views)	817.7	623.5	31%

Other Financial Data:

	September 30, 2011	December 31, 2010
	(in thousands)
Cash	$9,135	$5,431
Long-term debt, including current portion	$824,101	$826,704
Preferred stock (1)	$31,330	$37,181
Borrowing availability under our senior credit facility	$40,000	$40,000

	September 30, 2011	September 30, 2011
	Nine Months Ended September 30,
	2011	2010
	(in thousands)
Net cash provided by operating activities	$37,647	$24,739
Net cash used in investing activities	(20,080)	(10,916)
Net cash used in financing activities	(13,863)	(9,653)

Net increase in cash	$3,704	$4,170

(1)	As of September 30, 2011, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $1.5 million and $16.0 million, respectively. As of December 31, 2010, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $2.1 million and $14.1 million, respectively.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2011                                    Page 6 of 10

Guidance for the Fourth Quarter of 2011:

We anticipate that our revenue and certain operating expenses for the three-month period ending December 31, 2011 (the “fourth quarter of 2011”) will approximate the ranges presented in the table below.

Selected operating data:	2011 Guidance Low Range	% Change From Actual 2010	2011 Guidance High Range	% Change From Actual 2010	Actual 2010
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$81,000	(29)%	$82,000	(28)%	$114,595

OPERATING EXPENSES
(before depreciation, amortization and gain on disposal of assets):
Broadcast	$49,300	(7)%	$49,800	(6)%	$52,898
Corporate and administrative	$3,700	8%	$4,000	17%	$3,417

OTHER SELECTED DATA:
Political advertising revenues
(less agency commissions)	$2,500	(92)%	$3,000	(91)%	$33,139

Comments on Guidance:

Revenue.

Based on our current forecasts, we believe that our combined fourth quarter of 2011 local, national and internet revenue, excluding political revenue, will increase from the three-month period ended December 31, 2010 (the “fourth quarter of 2010”) by approximately 3% to 4%. The anticipated changes by revenue type are as follows:

•	We anticipate our fourth quarter of 2011 internet revenue will increase from the fourth quarter of 2010 by approximately 45%, or $1.8 million.

•	We believe our fourth quarter of 2011 local revenue, excluding political revenue, will increase from the fourth quarter of 2010 by approximately 1%.

•	We believe our fourth quarter of 2011 national revenue, excluding political revenue, will increase from the fourth quarter of 2010 by approximately 2%.

We anticipate that our retransmission consent revenue during the fourth quarter of 2011 will be approximately $4.8 million.

We estimate our base consulting revenue will remain at $0.6 million for the fourth quarter of 2011. We have not included any incentive consulting revenue in our estimate of revenue for the fourth quarter of 2011.

Operating expenses (before depreciation, amortization and gain/loss on disposal of assets).

The anticipated decrease in broadcast operating expense for the fourth quarter 2011 compared to the fourth quarter of 2010 is expected to be due primarily to reduced employee incentive compensation, syndicated programming costs and national sales commissions associated with anticipated decreased political advertising revenue.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2011                                    Page 7 of 10

Net Revenue By Type:

The table below presents our net revenue by type for the three-month and nine-month periods ended September 30, 2011 and 2010, respectively (dollars in thousands):

	$000000	$000000	$000000	$000000
	Three Months Ended September 30,
	2011		2010
	Amount	Percent of Total	Amount	Percent of Total

Broadcasting net revenues:
Local	$44,711	58.4%	$44,278	51.9%
National	13,786	18.0%	14,294	16.7%
Internet	5,213	6.8%	3,329	3.9%
Political	5,243	6.9%	16,042	18.8%
Retransmission consent	5,162	6.7%	4,658	5.5%
Production and other	1,680	2.2%	2,022	2.4%
Network compensation	173	0.2%	172	0.2%
Consulting revenue	550	0.8%	550	0.6%

Total	$76,518	100.0%	$85,345	100.0%

	$000000	$000000	$000000	$000000
	Nine Months Ended September 30,
	2011		2010
	Amount	Percent of Total	Amount	Percent of Total

Broadcasting net revenues:
Local	$136,261	61.3%	$133,675	57.8%
National	40,189	18.1%	42,036	18.2%
Internet	14,325	6.4%	9,525	4.1%
Political	8,940	4.0%	24,413	10.5%
Retransmission consent	15,264	6.9%	13,967	6.0%
Production and other	5,308	2.4%	5,808	2.5%
Network compensation	524	0.2%	389	0.2%
Consulting revenue	1,650	0.7%	1,650	0.7%

Total	$222,461	100.0%	$231,463	100.0%

Our aggregate internet revenue is derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.”

Conference Call Information

We will host a conference call to discuss our third quarter operating results on November 4, 2011. The call will begin at 11:00 AM Eastern Time. The live dial-in number is 1 (888) 466-4587 and the confirmation code is 6466406. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 6466406 until December 4, 2011.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2011                                    Page 8 of 10

Reconciliations:

Reconciliation of net income to the non-GAAP terms (dollars in thousands):

	$000000.00	$000000.00	$000000.00
	Three Months Ended September 30,
	2011	2010	% Change
Net income	$1,984	$5,508
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	6,530	7,495
Amortization of intangible assets	29	120
Amortization of non-cash stock based compensation	34	57
Gain on disposals of assets, net	(1,030)	(85)
Miscellaneous expense, net	—	15
Interest expense	15,165	16,671
Income tax expense	1,073	2,456
Amortization of program broadcast rights	3,274	3,733
Common stock contributed to 401(k) plan excluding corporate 401(k) plan contributions	6	8
Network compensation revenue recognized	(173)	(172)
Network compensation per network affiliation agreement	(60)	(60)
Payments for program broadcast rights	(3,714)	(3,862)

Broadcast Cash Flow Less Cash Corporate Expenses	23,118	31,884	(27)%
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	4,055	3,312

Broadcast Cash Flow	$27,173	$35,196	(23)%

	$000000.00	$000000.00	$000000.00
	Nine Months Ended September 30,
	2011	2010	% Change
Net loss	$1,460	$1,299
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	20,166	23,401
Amortization of intangible assets	97	362
Amortization of non-cash stock based compensation	102	274
Gain on disposals of assets, net	(1,874)	(609)
Miscellaneous income, net	(3)	(43)
Interest expense	46,508	53,713
Loss on early extinguishment of debt	—	349
Income tax expense (benefit)	791	(592)
Amortization of program broadcast rights	10,688	11,438
Common stock contributed to 401(k) plan excluding corporate 401(k) plan contributions	22	23
Network compensation revenue recognized	(524)	(389)
Network compensation per network affiliation agreement	(180)	(136)
Payments for program broadcast rights	(12,452)	(11,590)

Broadcast Cash Flow Less Cash Corporate Expenses	64,801	77,500	(16)%
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	10,427	9,854

Broadcast Cash Flow	$75,228	$87,354	(14)%

See the next page for the definition of Non-GAAP terms.

Gray Television, Inc.

Earnings Release for the three-month and nine-month periods ended September 30, 2011                                    Page 9 of 10

Non-GAAP Terms

This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our senior credit facility. Broadcast Cash Flow is defined as operating income plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), loss on disposal of assets, and expense of common stock contributed to our 401(k) plan, less gain on disposal of assets, payments for program broadcast obligations and less network compensation revenue and network payments. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) and cash flows reported in accordance with GAAP.

Gray Television, Inc.

Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. We broadcast a primary channel from each of our stations and also operate at least one digital second channel from the majority of our stations. Each of our primary channels are affiliated with either CBS (17 channels), NBC (10 channels), ABC (8 channels) or FOX (1 channel). In addition, we currently operate 40 digital second channels that are affiliated with either ABC (1 channel), FOX (4 channels), CW (8 channels), MyNetworkTV (18 channels), Universal Sports Network (1 channels) and The Country Network (1 channel) or are operated as local news/weather channels (7 channels).

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical fact, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the fourth quarter of 2011 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of November 4, 2011. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in subsequently filed reports, which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

For information contact: Bob Prather President and Chief Operating Officer (404) 266-8333	Web site: www.gray.tv Jim Ryan Senior V. P. and Chief Financial Officer (404) 504-9828

Gray Television, Inc.

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